UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. __)*

                           First Avenue Networks, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)

                                    31865X106

                                 (CUSIP Number)

                                February 7, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 25 Pages

CUSIP No. 31865X106                     13G               Page 2 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **


                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 3 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 4 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 5 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Crimson, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 6 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 7 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 8 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 9 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 10 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ---------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       ---------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 11 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 12 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 13 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 14 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 15 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ---------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 16 of 25 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

                                                                (a) [X]
                                                                (b) [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER

                    5,416,047

OWNED BY       --------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    5,416,047
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            5,416,047
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **

                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            9.07%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G               Page 17 of 25 Pages


Item 1.

(a)  Name of Issuer

          First Avenue Networks, Inc., a Delaware Corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

          230 Court Square, Suite 202
          Charlottesville, Virginia 22902

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

          Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Carpathia Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          SPhinX Distressed (RCG Carpathia), Segregated Portfolio
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

          RCG Crimson, LP
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Halifax Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          Ramius Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

          RCG Multi-Strategy Master Fund, Ltd.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Cayman Islands

CUSIP No. 31865X106                     13G               Page 18 of 25 Pages


          Ramius Securities, L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          RCG Asia Advisors, LLC
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          Ramius Advisors, LLC
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          C4S & Co., L.L.C.
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: Delaware

          Peter A. Cohen
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Morgan B. Stark
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Thomas W. Strauss
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

          Jeffrey M. Solomon
          c/o Ramius Capital Group, LLC
          666 Third Avenue, 26th Floor
          New York, New York 10017
          Citizenship: United States

Item 2(d).   Title of Class of Securities
             Common Stock, par value $0.001 per share ("Common Stock")

Item 2(e).   CUSIP Number
             31865X106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act

CUSIP No. 31865X106                     13G               Page 19 of 25 Pages


        (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);


(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)      Amount beneficially owned:

                   As of the date hereof, each Reporting Person may be deemed the beneficial owner of (i) 4,873,278 shares of Common Stock and warrants to purchase 201,458 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"), (ii) 81,243 shares of Common Stock and warrants to purchase 6,875 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund"), (iii) 15,000 shares of Common Stock owned by RCG Crimson, LP, a Delaware limited partnership ("Crimson") (iv) 3,139 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (v) 10,985 shares of Common Stock owned by Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"), (vi) 1,569 shares of Common Stock owned by RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("Multi-Strategy") and (vii) 222,500 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

                   Note: The Fund is an index fund which invests in various securities. Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is (i) the investment advisor of Carpathia, SPhinX and Halifax and has the power to direct some of the affairs of Carpathia, SPhinX and Halifax, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock and (ii) the general partner of Crimson. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of Multi-Strategy and has the power to direct some of the affairs of Multi-Strategy, including decisions respecting the disposition of the

CUSIP No. 31865X106                     13G               Page 20 of 25 Pages


proceeds from the sale of shares of the Common Stock. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and has the power to direct some of the affairs of Ramius Master Fund, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia, SPhinX, Crimson, Halifax, Ramius Master Fund, Multi-Strategy and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

          (b)      Percent of class:


                   Approximately 9.07% as of the date of this filing. (Based on the Company's Registration Statement on Form S-3 filed on February 10, 2005, there were 59,527,020 shares of Common Stock outstanding as of February 1, 2005. In addition, (i) Carpathia holds the warrants to purchase 201,458 shares of Common Stock referred to in Item 4(a) above and (ii) SPhinX holds the warrants to purchase 6,875 shares of Common Stock referred to in Item 4(a) above.)

          (c)      Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:

                         0

                   (ii)  Shared power to vote or to direct the vote

                         5,416,047 shares of Common Stock.

                   (iii) Sole power to dispose or to direct the disposition of

                         0

                   (iv)  Shared power to dispose or to direct the disposition of

                         5,416,047 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

        Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired

CUSIP No. 31865X106                     13G               Page 21 of 25 Pages


the Security Being Reported on By the Parent Holding Company

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

        See Exhibit I.

Item 9.  Notice of Dissolution of Group

        Not applicable


Item 10. Certification

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 16, 2005, by and among Ramius Capital, Carpathia, SPhinX, Crimson, Halifax, Ramius Master Fund, Multi-Strategy, Ramius Securities, RCG Asia, Ramius Advisors, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

CUSIP No. 31865X106                     13G               Page 22 of 25 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 16, 2005

RAMIUS CAPITAL GROUP, LLC               RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Investment Advisor

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -----------------------------           as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member



SPhinX Distressed (RCG Carpathia),      RCG CRIMSON, LP
Segregated Portfolio
                                        By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,              its General Partner
    its Portfolio Manager
                                        By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                      as Managing Member
    its Managing Member
                                        By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
By: /s/ Jeffrey M. Solomon                  Name:  Jeffrey M. Solomon
    -----------------------------           Title: Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member


RCG HALIFAX FUND, LTD.                  RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,          By: Ramius Advisors, LLC,
    its Investment Advisor                  its Investment Advisor

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -----------------------------           as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member

CUSIP No. 31865X106                     13G               Page 23 of 25 Pages


RAMIUS ADVISORS, LLC                    RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,          By: RCG Asia Advisors, LLC,
    its Managing Member                     its Investment Advisor

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -----------------------------           as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member


RCG ASIA ADVISORS, LLC                  RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,          By: Ramius Capital Group, LLC,
    its Managing Member                     its Managing Member

By: C4S & Co., L.L.C.,                  By: C4S & Co., L.L.C.,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: /s/ Jeffrey M. Solomon
    -----------------------------           ---------------------------------
    Name:  Jeffrey M. Solomon               Name:  Jeffrey M. Solomon
    Title: Managing Member                  Title: Managing Member


C4S & CO., L.L.C.                       PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    -----------------------------
   Name:  Jeffrey M. Solomon
   Title: Managing Member                /s/ Peter A. Cohen
                                         ------------------------------------



MORGAN B. STARK                         THOMAS W. STRAUSS



/s/ Morgan B. Stark                     /s/ Thomas W. Strauss
-----------------------------           -------------------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
-----------------------------

CUSIP No. 31865X106                     13G               Page 24 of 25 Pages


                                                                      EXHIBIT I


                             JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.

          IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 16, 2005.

RAMIUS CAPITAL GROUP, LLC               RCG CARPATHIA MASTER FUND, LTD.

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Investment Advisor

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -------------------------               as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member


SPhinX Distressed (RCG Carpathia),      RCG CRIMSON, LP
Segregated Portfolio
                                        By: Ramius Capital Group, LLC,
By: Ramius Capital Group, LLC,              its General Partner
    its Portfolio Manager
                                        By: C4S & Co., L.L.C.,
By: C4S & Co., L.L.C.,                      as Managing Member
    its Managing Member
                                        By: /s/ Jeffrey M. Solomon
By: /s/ Jeffrey M. Solomon                  ---------------------------------
    -------------------------               Name:  Jeffrey M. Solomon
    Name:  Jeffrey M. Solomon               Title: Managing Member
    Title: Managing Member



RCG HALIFAX FUND, LTD.                  RAMIUS MASTER FUND, LTD.

By: Ramius Capital Group, LLC,          By: Ramius Advisors, LLC,
    its Investment Advisor                  its Investment Advisor

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -------------------------               as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member

CUSIP No. 31865X106                     13G               Page 25 of 25 Pages


RAMIUS ADVISORS, LLC                    RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,          By: RCG Asia Advisors, LLC,
    its Managing Member                     its Investment Advisor

By: C4S & Co., L.L.C.,                  By: Ramius Capital Group, LLC,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: C4S & Co., L.L.C.,
    -------------------------               as Managing Member
   Name:  Jeffrey M. Solomon
   Title: Managing Member               By: /s/ Jeffrey M. Solomon
                                            ---------------------------------
                                            Name:  Jeffrey M. Solomon
                                            Title: Managing Member


RCG ASIA ADVISORS, LLC                  RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,          By: Ramius Capital Group, LLC,
    its Managing Member                     its Managing Member

By: C4S & Co., L.L.C.,                  By: C4S & Co., L.L.C.,
    as Managing Member                      its Managing Member

By: /s/ Jeffrey M. Solomon              By: /s/ Jeffrey M. Solomon
    -------------------------               ---------------------------------
   Name:  Jeffrey M. Solomon               Name:  Jeffrey M. Solomon
   Title: Managing Member                  Title: Managing Member


C4S & CO., L.L.C.                       PETER A. COHEN

By: /s/ Jeffrey M. Solomon
    -------------------------
    Name:  Jeffrey M. Solomon           /s/ Peter A. Cohen
    Title: Managing Member              ----------------------------


MORGAN B. STARK                         THOMAS W. STRAUSS



/s/ Morgan B. Stark                     /s/ Thomas W. Strauss
-------------------------               --------------------------


JEFFREY M. SOLOMON



/s/ Jeffrey M. Solomon
-------------------------